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                                                                    EXHIBIT 10.J

                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

                                   ARTICLE 1.
                              PURPOSE AND DURATION

Section 1.1. Purpose. The purpose of the Johnson Controls Equalization Benefit Plan is to restore retirement benefits to certain participants in the Company's pension or savings plans whose benefits under said plans are or will be limited by reason of Code Sections 401(a)(17), 401(k), 401(m), 402(g) or 415 and/or by reason of the election of such employees to defer income or reduce salary pursuant to this Plan or the Johnson Controls, Inc. Incentive Compensation Plan (Deferred Option Qualified). This Plan is completely separate from the tax-qualified pension plans maintained by the Company and is not funded or qualified for special tax treatment under the Code. The Plan is intended to be an unfunded plan covering a select group of management and highly compensated employees for purposes of ERISA.

Section 1.2. Duration of the Plan. The Plan became effective as of January 1, 1980, and was most recently amended and restated effective October 1, 2001. The provisions of the Plan as amended and restated apply to each individual with an interest hereunder on or after October 1, 2001. The Plan shall remain in effect until terminated by the Board pursuant to Article 9.

                                   ARTICLE 2.
                          DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:

         (a) "Account" means the record keeping account or accounts maintained to record the interest of each Participant under the Plan, and shall include the aggregate of the Participant's Retirement Supplement Account and Savings Supplement Account. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant's behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Code" means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

         (d) "Committee" means the Compensation Committee of the Board.

         (e) "Company" means Johnson Controls, Inc., a Wisconsin corporation, and its successors as provided in Article 14.

         (f) "ERISA" means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time


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                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

         (g) "Exchange Act" means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

         (h) "Incentive Plan" means the Johnson Controls, Inc. Executive Incentive Compensation Plan (Deferred Option Qualified) as from time to time amended and in effect.

         (i) "Participant" means an employee of the Company or a subsidiary who is a participant in both the Incentive Plan and in the Retirement Plan or the Savings Plan, and who is designated for participation herein by the Committee. The Committee shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder.

         (j) "Retirement Plan" means the defined benefit pension plan maintained by the Company known as the Johnson Controls Pension Plan and any successor to such plan maintained by the Company or any successor or affiliate of the Company.

         (k) "Retirement Plan Benefits" means the aggregate monthly benefits payable under the terms of the Retirement Plan.

         (l) "Savings Plan" means the defined contribution plan maintained by the Company pursuant to Section 401(k) of the Code known as the Johnson Controls Savings and Investment (401(k)) Plan and any successor to such plan maintained by the Company or any successor or affiliate of the Company.

Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                                   ARTICLE 3.
                                 ADMINISTRATION

Section 3.1. General. The Committee shall administer the Plan. If at any time the Committee shall not be in existence, then the administrative functions of the Committee shall be assumed by the Board, and any references herein to the Committee shall be deemed to include references to the Board.


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                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

Section 3.2. Authority and Responsibility. In addition to the authority specifically provided herein, the Committee shall have the discretionary authority to take any action or make any determination it deems necessary for the proper administration of the Plan, including but not limited to: (a) prescribe rules and regulations for the administration of the Plan; (b) prescribe forms for use with respect to the Plan; (c) interpret and apply all of the Plan's provisions, reconcile inconsistencies or supply omissions in the Plan's terms; (d) make appropriate determinations, including factual determinations, and calculations; and (e) prepare all reports required by law.

Section 3.3. Decisions Binding. The Committee's determinations shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.

Section 3.4. Procedures of the Committee. The Committee's determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by the members of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. Service on the Committee shall constitute service as a director of the Company so that the Committee members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee services to the same extent that they are entitled under the Company's By-laws and Wisconsin law for their services as directors of the Company.

Section 3.5. Restrictions to Comply with Applicable Law. Notwithstanding any other provision of the Plan to the contrary, the Company shall have no liability to make any payment unless such payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee shall administer the Plan so that transactions under the Plan will be exempt from or comply with
Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.


                                   ARTICLE 4.
                           RETIREMENT PLAN SUPPLEMENT

Section 4.1. Eligibility for Retirement Plan Supplement. Any Participant who retires under the Retirement Plan on or after January 1, 1980, or such Participant's spouse or other beneficiary who is entitled to a benefit under the Retirement Plan, shall be entitled to a benefit payable hereunder in accordance with this Article 4.

Section 4.2. Amount of Retirement Plan Supplement. The amount of benefits to which an eligible individual is entitled shall equal the excess, if any, of:

         (a) The amount of such Participant's, surviving spouse's or other beneficiary's Retirement Plan Benefits computed under the provisions of the Retirement Plan, without regard to the limitations imposed by reason of Section 415 of the Code or the limit on considered compen-


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                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

sation under Section 401(a)(17) of the Code, and on the assumption that all amounts of cash compensation which the Participant elected to defer under the Incentive Plan and/or under Article 5 of this Plan were paid as "Compensation" as defined in the Retirement Plan (to the extent not already included in such "Compensation" under the applicable Retirement Plan definition); over

         (b) The amount of Retirement Plan Benefits actually payable to such Participant, surviving spouse or other beneficiary for each month under the Retirement Plan, as computed under the provisions of the Retirement Plan and subject to the above mentioned limitations.

Section 4.3. Payment of Benefits. Retirement Plan supplement benefits under this
Article 4 shall become payable when a Participant or the Participant's spouse or other beneficiary begins to receive Retirement Plan payments and shall be payable in the same manner and subject to all the same options, conditions, privileges and restrictions as are applicable to the benefits payable to the Participant, his spouse or other beneficiary under the Retirement Plan.

                                   ARTICLE 5.
                             SAVINGS PLAN SUPPLEMENT

Section 5.1. Election and Crediting of Account. For each calendar year beginning on or after December 31, 1986, each Participant may elect, in such form and manner and within such time periods as the Committee may prescribe, that, in the event the Participant's ability to make Before-Tax Matched Contributions under the Savings Plan is limited by reason of Sections 401(k), 402(g) or 415 of the Code and/or the limit on considered compensation under Section 401(a)(17) of the Code, then the difference between the Participant's actual Before-Tax Matched Contributions under the Savings Plan for any calendar year and the amount that would have been contributed as Before-Tax Matched Contributions but for such limits shall be credited, as of December 31 of such year, to the Participant's Savings Supplement Account; provided that, when determining a Participant's compensation for purposes of this Article 5, the only bonus that may be included is the amount a Participant receives under the Incentive Plan for the calendar year. Such Savings Supplement Account shall also be credited as of each December 31 with an amount equal to the difference between the amount of Matching Contributions actually credited to the Participant's Savings Plan Accounts for the year and the amount of Matching Contributions that would have been so credited if the amount determined under the preceding sentence had actually been contributed to the Savings Plan (determined without regard to the limitations imposed by Sections 401(m) and 415 of the Code); provided the Participant has met the eligibility requirements to receive a Matching Contribution under the Savings Plan for such year. An election under this Article 5 shall constitute an election by the Participant to reduce the Participant's salary by the amount determined under the first sentence of this Section 5.1, and shall remain in effect from time to time unless and until terminated prospectively by the Participant by written notice to the Committee in such form and manner and within such time periods as the Committee may prescribe. The Matching Contributions credited hereunder shall be subject to the same vesting requirements as are imposed under the Savings Plan.


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                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

Section 5.2. Termination of Election. A Participant's election to make supplemental Before-Tax Contributions to this Plan shall terminate at the same time as his election under the Savings Plan is terminated.

Section 5.3. Credits to Subaccounts. Amounts credited to a Participant's Savings Supplement Account hereunder to the extent derived from Before-Tax Matched Contributions will be credited to a before-tax contributions subaccount of the Participant's Savings Supplement Account, and amounts derived from employer contributions will be credited to an employer contributions subaccount of the Participant's Savings Supplement Account.

Section 5.4. Credit of Earnings, Gains and Losses. An additional amount shall be credited or charged to the Savings Supplement Account to reflect allocable hypothetical earnings, gains and losses as provided herein.

         (a) The additional credit (or charge) for employer contribution subaccounts will be determined on a quarterly basis and will be equal to the product of the sum of the number of equivalent shares of common stock and/or preferred stock held in the Participant's account as of the last day of the previous quarter plus additional shares acquired as the result of dividend payments during the course of the quarter as determined by the total quarterly dividend payments divided by the average cost of a share of Company stock during the quarter, times the price of a share of Company stock as of the last business day of the quarter. The credit (or charge) is the difference in net value of the closing balance of the current quarter minus the closing balance of the previous quarter. In the event that the Savings Plan Company Stock Fund should experience a loss for a given quarter, employer contribution subaccounts will be reduced in accordance with the procedures specified above to reflect such loss.

         (b) The additional credit for before-tax contributions subaccounts shall be determined in accordance with the following procedures.

                  (1) The additional credit (or charge) with respect to each Participant's before-tax contributions subaccount will be based upon the investment gain (or loss) that the Participant would have realized had his before-tax contributions subaccount been invested, in accordance with the Participant's written election, in one or more of the Savings Plan Fixed Income Fund, Saving Plan US Equity Index Commingled Pool or Savings Plan Company Stock Fund. The additional credit (or charge) shall be the sum, separately calculated for each of the available investment options, of the product obtained by multiplying the portion (if any) of the Participant's Prior Balance of the before-tax contributions subaccount that is deemed to have been invested in each investment option and the rate of return experience by that investment option under the Savings Plan during the quarter.

                  The credit (or charge) with respect to the Savings Plan Company Stock Fund will be determined on a quarterly basis and will be equal to the product of the sum of the number of equivalent shares of common stock held in the participant's before-tax contributions subaccount as of the last day of the previous quarter plus any additional shares acquired as the result of employee contributions during the


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                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

                  quarter plus dividend payments received during the quarter divided by the average cost of a share of stock during the quarter, times the price of a share of stock as of the last business day of the quarter. The credit (or charge) is the difference in net value of the closing balance of the current quarter minus the closing balance of the previous quarter.

                  (2) In accordance with uniform rules prescribed by the Committee, each Participant shall designate in writing the investment option or options in which his before-tax contributions subaccount is deemed to be invested for purposes of paragraph (1) above. When selecting more than one investment option, the Participant shall designate, in whole multiples of ten percent (10%), the percentage of his before-tax contributions subaccount that is deemed to be invested in each investment option. If the Participant fails to make a timely and properly completed investment designation, he shall be deemed to have elected that one hundred percent (100%) of his before-tax contributions subaccount be deemed to have been invested in the Fixed Income Fund. A Participant's election or deemed election (or revision to a prior election or deemed election) made in any calendar year shall, unless superceded by a subsequent election made during the same calendar year, become effective on January 1 of the following calendar year, and shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this paragraph (2). An effective investment election shall operate both (A) to reallocate the Participant's existing before-tax contributions subaccount as of the effective date of the election among the available investment options and (B) to determine the allocation of future before-tax contributions credited to the Participant's before-tax contributions subaccount on or after the effective date of the designation. Other than the reallocation of a Participant's before-tax contributions subaccount pursuant to a revised investment election submitted by the Participant, the deemed investment allocation to the Participant's before-tax contributions subaccount will not be adjusted to reflect differences in the relative investment return realized by the various hypothetical investment options that the Participant has designated.

                  (3) In the event that the Savings Plan Fixed Income Fund, Savings Plan US Equity Index Commingled Pool or Savings Plan Company Stock Fund should experience a loss for a given year, the before-tax contributions subaccounts of Participants who have elected a deemed investment in any such option will be reduced in accordance with the procedures specified above to reflect such losses.

                  (4) A Participant who has terminated employment from the Company and its subsidiaries, or a beneficiary entitled to payment of a Participant's Savings Supplement Account, may not make deemed investment election changes as prescribed herein after the date of the Participant's termination of employment.

Section 5.5. Payment of Benefits. Payment of the amounts credited to a Participant's Savings Supplement Account hereunder shall commence during the month of January immediately following the Participant's termination of employment with the Company and its subsidiaries and


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                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

shall be made in ten (10) annual installments, provided that the minimum annual installment shall be $10,000. The first such installment shall equal the total value of the Savings Supplement Account as of the date of distribution divided by ten (10). Each subsequent installment shall be paid each January in an equivalent amount, plus any additional amount credited for the preceding calendar year on the unpaid balance in the Savings Supplement Account in accordance with Section 5.4 above. Each payment shall be drawn from each subaccount on a pro-rata basis.

Section 5.6. Death Benefit. Each Participant may file a beneficiary designation with the Company in such form and manner as the Committee may prescribe and within the time periods the Committee may prescribe. In the event of the Participant's death prior to receiving all payments due from his Savings Supplement Account hereunder, the remaining interest shall be paid to the Participant's beneficiary in a lump sum as soon as practicable after the Participant's death. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation form filed with the Company shall revoke the most recent form on file, and the last form received by the Company while the Participant was alive shall be given effect. If a Participant designates a beneficiary without providing in the designation that the beneficiary must be living at the time of each distribution, the designation shall vest in the beneficiary all of the distribution whether payable before or after the beneficiary's death, and any distributions remaining upon the beneficiary's death shall be made to the beneficiary's estate. In the event there is no valid beneficiary designation form on file, or in the event the Participant's designated beneficiary does not survive the Participant, the Participant's estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant's divorce or legal separation from such spouse, provided the Committee has notice of such divorce or legal separation prior to payment. If a Participant maintains his primary residence in a state that has community or marital property laws, then the Participant's spouse, if any, must consent to the Participant's designation of any primary beneficiary other than the spouse.

                                   ARTICLE 6.
                       EQUALIZATION BENEFIT PLAN ACCOUNTS

Section 6.1. Establishment of Accounts. The Company shall establish book keeping reserve Accounts on behalf of each Participant with respect to each type of benefit offered under this Plan. The first such reserve shall be known as the "Retirement Supplement Account" and shall relate to the benefits to be paid pursuant to Article 4 above. The second such reserve shall be known as the "Savings Supplement Account" and shall be comprised of the individual Participant Savings Supplement Accounts (and subaccounts) described in Article 5.

Section 6.2. Administration of Accounts. Each Account will be administered as follows:

         (a) The Account shall serve solely as a device for determining the amount of the accrued deferred liability for the benefit payments provided herein, and shall not constitute or be treated as a trust fund of any kind, it being expressly provided that the amounts credited to the Account shall be and remain the sole property of the Company and that no Participant shall have any proprietary rights of any nature whatsoever with respect thereto or with respect to any investments the Company may make to aid it in meeting its obligations hereunder.


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                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

         (b) With respect to each fiscal year of the Company while the Plan is in effect, the Retirement Supplement Account shall be credited or charged with such annual amounts as shall be determined to be appropriate based upon assumptions acceptable to the Committee, and the Savings Supplement Account shall be credited or charged with such amounts as are prescribed in Article 5.

         (c) No funds or other assets of the Company shall be segregated and attributable to the amounts that may from time to time be credited to the Accounts. Benefit payments under the Plan shall be made from the general assets of the Company at the time any such payment becomes due and payable. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor.

                                   ARTICLE 7.
                           NON-ALIENATION OF PAYMENTS

                  Except as specifically provided herein, benefits payable under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit payment, whether currently or thereafter payable, shall not be recognized by the Committee or the Company. Any benefit payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of any Participant or other person entitled thereto. If any such person shall attempt to alienate, sell, transfer, assign, pledge or encumber any benefit payments to be made to that person under the Plan or any part thereof, or if by reason of such person's bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by such person, then the Committee, in its discretion, may terminate such person's interest in any such benefit payment, and hold or apply it to or for the benefit of that person, the spouse, children or other dependents thereof, or any of them, in such manner as the Committee deems proper.

                                   ARTICLE 8.
                    LIMITATION OF RIGHTS AGAINST THE COMPANY

                  Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any person any right to be retained in the service of the Company, limiting in any way the right of the Company to terminate such person's employment at any time, evidencing any agreement or understanding that the Company will employ such person in any particular position or at any particular rate of compensation or guaranteeing such person any right to receive any other form or amount of remuneration from the Company.

                                   ARTICLE 9.
                            AMENDMENT OR TERMINATION

Section 9.1. Amendment or Termination. The Board may amend or terminate this Plan at any time, provided that, except as provided in Section 9.3, no such amendment or modification shall adversely affect the rights of any Participant, spouse or other beneficiary then receiving benefits


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                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

under this Plan or deprive any such person of the right to receive amounts previously credited to the Participant's Savings Supplement Account (except as such account balance may be reduced as a result of investment losses allocable to such Account), unless the Company shall have substituted therefor an equivalent amount of immediate or deferred compensation under some other plan, program or individual agreement with such individual.

Section 9.2. Entitlement to Benefits. It is understood that an individual's entitlement to retirement supplement benefits under Article 4 of this Plan may be automatically reduced as the result of an increase in his Retirement Plan Benefits. Nothing herein shall be construed in any way to limit the right of the Company to amend or modify the Retirement Plan or Savings Plan.

Section 9.3. Termination; Change of Control. Notwithstanding the foregoing, the Board may take the following actions without obtaining the consent of any Participant, spouse or Beneficiary:

         (a) In the event of the Plan's termination, the Board may provide that all elections under this Plan then outstanding be cancelled and that all amounts accrued to the date of termination be distributed to all Participants, their spouses or beneficiaries, as applicable, in a single sum payment as soon as practicable after the date of termination or on such other date as is specified by the Board, regardless of any distribution election then in effect. In such event, the Board shall specify the actuarial assumptions and other factors to be used to determine a single sum value of any Retirement Supplement benefits accrued hereunder as of the effective date of the Plan's termination.

         (b) The Board may amend the provisions of Article 10 prior to the effective date of a Change of Control.

                                  ARTICLE 10.
                   SPECIAL RULES APPLICABLE IN THE EVENT OF A
                        CHANGE OF CONTROL OF THE COMPANY

Section 10.1. Acceleration of Payments. Notwithstanding any other provision of this Plan, all amounts credited to a Participant's Accounts under the Plan shall be paid to the Participant, spouse or beneficiary entitled thereto, in a lump sum in cash within 30 days after a Change of Control. In such event, the Committee shall specify the actuarial assumptions and other factors to be used to determine the single sum value of any Retirement Supplement benefits accrued hereunder as of the date of the Change of Control.

Section 10.2. Definition of a Change of Control. A "Change of Control" shall mean any of the following events:

         (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either:


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                             JOHNSON CONTROLS, INC.
                           EQUALIZATION BENEFIT PLAN

                  (1) The then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or

                  (2) The combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities")

                  provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control; or

         (b) Individuals who, as of May 24, 1989, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to May 24, 1989, whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-ll of Regulation l4A promulgated under the Exchange Act); or

         (c) Consummation of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

         (d) A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial own-


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                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

ers, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

Section 10.3. Maximum Payment Limitations.

         (a) Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or a subsidiary (in the aggregate, "Total Payments"), would constitute an "excess parachute payment", then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under
Section 280G(a) of the Code; provided that this Section shall not apply in the case of a Participant who has in effect a valid employment contract providing that the Total Payments to the Participant shall be determined without regard to the maximum amount allowable under Section 280G of the Code. The terms "excess parachute payment" and "parachute payment" shall have the meanings assigned to them in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein. Present value shall be calculated in accordance with
Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company's independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term "Base Period Income" means an amount equal to the Participant's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be

                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.

         (b) Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.

                                   ARTICLE 11.
                                ERISA PROVISIONS

Section 11.1. Claims Procedures.

         (a) Initial Claim. If a Participant, spouse or beneficiary (the "claimant") believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Committee. The Committee shall review the claim within 90 days following the date of receipt of the claim; provided that the Committee may determine that an additional 90-day extension is necessary due to circumstances beyond the Committee's control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant's claim is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan's review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review. If the claimant does not receive a written decision within the time period(s) described above, the claim shall be deemed denied on the last day of such period(s).

         (b) Request for Appeal. The claimant has the right to appeal the Committee's decision by filing a written appeal to the Committee within 60 days after claimant's receipt of the decision or deemed denial. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant's appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within 60 days after receiving the claimant's written appeal; provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee's control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant's appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that

                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant's claim; and a statement of the claimant's right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

Section 11.2. ERISA Fiduciary. For purposes of ERISA, the Committee shall be considered the named fiduciary under the Plan and the plan administrator.

                                   ARTICLE 12.
                                 TAX WITHHOLDING

                  The Company shall have the right to deduct from any payment made hereunder or from any other payments due a Participant, any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments, any deferrals or the vesting of any amounts hereunder.

                                   ARTICLE 13.
                                     OFFSET

                  The Company shall have the right to offset from the benefits payable hereunder any amount that the Participant owes to the Company or any subsidiary without the consent of the Participant (or his spouse or beneficiary, in the event of the Participant's death).

                                   ARTICLE 14.
                                   SUCCESSORS

                  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

                                   ARTICLE 15.
                               DISPUTE RESOLUTION

Section 15.1. Governing Law. This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law.

Section 15.2. Limitation on Actions. Any action or other legal proceeding under ERISA with respect to the Plan may be brought only after the claims and appeals procedures of Article 11 are exhausted and only within the period ending on the earlier of (i) one year after the date the claimant receives notice of a denial or deemed denial upon appeal under Section 11.1(b), or (ii) the expiration of the applicable statute of limitations period under applicable federal law. Any

                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of Section 15.3.

Section 15.3. Arbitration.

         (a) Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any subsidiary employer, if a Participant, spouse or beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         (b) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

                  Office of General Counsel
                  Johnson Controls, Inc.
                  5757 North Green Bay Avenue
                  P.O. Box 591
                  Milwaukee, WI  53201-0591

                  The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

         (c) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant, spouse or beneficiary must initiate and participate in any complaint resolution procedure identified in the Company's or subsidiary's personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company or subsidiary complaint resolution procedure has been completed.

         (d) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney's fees to the

                             JOHNSON CONTROLS, INC.
                            EQUALIZATION BENEFIT PLAN

extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator's award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator's award is based.

         (e) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or subsidiary shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his/her attorney's or representative's fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys' fees, the arbitrator may award costs and reasonable attorneys' fees as provided by such statute.

         (f) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

         (g) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.